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                                                                    Exhibit 10.2

September 6, 2002


Mr. Tom Thimot
56 St. Botolph Street
Boston, MA 02116

Dear Tom,

I am very pleased to offer you the position of Vice President, Worldwide Sales and Services at Netegrity, Inc., reporting directly to me. Your employment will begin on September 10, 2002. You will assume the role of Vice President, Worldwide Sales and Services on October 2, 2002. The base compensation for this position is $20,840 per month. In addition to your base compensation, you will be eligible to participate in a bonus plan which offers the opportunity to earn up to $100,000 when the performance objectives are achieved. Your annual bonus plan will be pro-rated for Q4 2002, and based on mutually agreed upon objectives. To qualify for the Q4 bonus you must achieve a minimum 80% of the revenue objective in Q4. The bonus payment is linear between 80 and 100 percent of achievement. In Q4, you will be eligible for an additional bonus pay out based on an over achievement of the plan.

Upon commencement of your employment, a proposal will be submitted to the Netegrity Board of Directors requesting approval to grant you an option to purchase 200,000 shares of Netegrity Common Stock. These will be Incentive Stock Options up to the limit allowed by the IRS and the remainder will be "non-qualified," which generally means that you will have taxable income at the time of its exercise. The exercise price of these options will be determined based on the closing trade price of Netegrity's stock on the day prior to the Board of Directors' approval of the grant. As long as you remain continuously employed by Netegrity, you will be eligible to exercise your right to purchase 6.25% of the option shares per quarter, beginning three months after the Board grants your option, subject to the terms of your written option agreement. You should consult your personal tax advisor if you have questions regarding the stock option grant.

Additionally, a proposal will be submitted to the Netegrity Board of Directors requesting approval to grant you an option to purchase 100,000 shares of Netegrity Common Stock. The option will be "non-qualified". The exercise price of these options will be determined based on the closing trade price of Netegrity's stock on the day prior to the Board of Directors' approval of the grant. As long as you remain continuously employed by Netegrity, you will be eligible to exercise your right to purchase 100% of the option shares beginning five years after the Board grants your option, subject to the terms of your written option agreement. You have the opportunity to achieve accelerated vesting based on performance against the plan of $90M in total revenue for 2003 and $110M in total revenue for 2004. The vesting will accelerate to 25% of the option shares for achieving 10% beyond plan in 2003 or 2004, and by 50% for achieving 20% beyond plan for either year. For each additional 10% attained above plan for either 2003 or 2004, an additional 25% of the option shares will vest.

In the event of involuntary termination that is not "for cause," you will receive six months of base salary and be eligible to continue participation in the Company's benefit plans, subject to the standard eligibility requirements for the Plans. For the purposes of this provision, the term "Cause" shall mean the occurrence of any one or more of the following: (a) You shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony;
(b) You shall have intentionally committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company which has a material adverse effect on the Company; or (c) You shall have willfully and continually failed to substantially perform your reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness) or adhere to Netegrity's written policies that have been disclosed to you, which failure is not cured within 30 days after a written demand for substantial performance, describing such failure in reasonable detail, is received by you from the Company.
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In the event of a change in control, you will be covered under the Retention
Agreement that was approved by the Board of Directors on September 3, 2002, with standard terms and conditions for Officers of the Company.

Netegrity also offers you a complete benefits package, including health, dental, life and disability insurance; fifteen days of vacation and personal time combined; a 401(k) plan; and tuition reimbursement.

This offer for at-will, full time employment is conditional upon your arrival on your first day at work. Please sign and date both copies of this offer letter and the enclosed confidentiality agreement. Return one copy of each to the attention of Jill Maunder, Vice President of Human Resources, and keep one copy for yourself.

We welcome the opportunity to work with you. We appreciate your enthusiasm, skills, and experience, and look forward to your joining our team.

Regards,

/s/ Barry Bycoff

Barry Bycoff
Chairman, President & CEO

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I hereby accept the above position at Netegrity, according to the terms specified.

/s/ Thomas Thimot                                       9/13/2002
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